CUSIP No. 30162V102
SCHEDULE 13D

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 8)*

Exela Technologies, Inc.

(Name of Issuer)

Common Stock, par value $0.0001 per share

(Title of Class of Securities)

30162V102

(CUSIP Number)

Andrej Jonovic

HandsOn Global Management

8550 West Desert Inn Road, Suite 102-452

Las Vegas, Nevada 89117

424-268-8900

With a copy to:

Maurice M. Lefkort

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

212-728-8000

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

November 27, 2019

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this statement on Schedule 13D (this “Schedule 13D”), and is filing this schedule 13D because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 30162V102
SCHEDULE 13D
1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) HandsOn Global Management LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 80,526,054

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 1,250,000

11	Aggregate Amount Beneficially Owned by Each Reporting Person 80,526,054

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 52.2% (1)

14	Type of Reporting Person OO

(1) Calculations are based upon 150,698,864 shares of Common Stock of the Issuer outstanding, as of November 11, 2019, as reported in the Issuer’s Form 10-Q, plus 3,263,473 shares of Common Stock issuable upon conversion of Preferred Stock of the Issuer held by Ex-Sigma 2, LLC, plus 430,698 shares of Common Stock issuable upon settlement of restricted stock units held by the Reporting Persons.

CUSIP No. 30162V102
SCHEDULE 13D
1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) Par Chadha

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 80,526,054

	9	Sole Dispositive Power 150,142

	10	Shared Dispositive Power 76,460,365

11	Aggregate Amount Beneficially Owned by Each Reporting Person 80,526,054

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 52.2% (1)

14	Type of Reporting Person IN

(1) Calculations are based upon 150,698,864 shares of Common Stock of the Issuer outstanding, as of November 11, 2019, as reported in the Issuer’s Form 10-Q, plus 3,263,473 shares of Common Stock issuable upon conversion of Preferred Stock of the Issuer held by Ex-Sigma 2, LLC, plus 430,698 shares of Common Stock issuable upon settlement of restricted stock units held by the Reporting Persons.

CUSIP No. 30162V102
SCHEDULE 13D
1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) HOF 2 LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO; WC

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Nevada

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 74,792,421

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 74,792,421

11	Aggregate Amount Beneficially Owned by Each Reporting Person 74,792,421

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 48.6% (1)

14	Type of Reporting Person OO

(1) Calculations are based upon 150,698,864 shares of Common Stock of the Issuer outstanding, as of November 11, 2019, as reported in the Issuer’s Form 10-Q, plus 3,263,473 shares of Common Stock issuable upon conversion of Preferred Stock of the Issuer held by Ex-Sigma 2, LLC.

CUSIP No. 30162V102
SCHEDULE 13D
1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) HOVS LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO; WC

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 74,764,907

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 74,764,907

11	Aggregate Amount Beneficially Owned by Each Reporting Person 74,764,907

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 48.6% (1)

14	Type of Reporting Person OO

(1) Calculations are based upon 150,698,864 shares of Common Stock of the Issuer outstanding, as of November 11, 2019, as reported in the Issuer’s Form 10-Q, plus 3,263,473 shares of Common Stock issuable upon conversion of Preferred Stock of the Issuer held by Ex-Sigma 2, LLC.

CUSIP No. 30162V102
SCHEDULE 13D
1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) HOV Services Ltd

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization India

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 74,764,907

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 74,764,907

11	Aggregate Amount Beneficially Owned by Each Reporting Person 74,764,907

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 48.6% (1)

14	Type of Reporting Person OO

(1) Calculations are based upon 150,698,864 shares of Common Stock of the Issuer outstanding, as of November 11, 2019, as reported in the Issuer’s Form 10-Q, plus 3,263,473 shares of Common Stock issuable upon conversion of Preferred Stock of the Issuer held by Ex-Sigma 2, LLC.

CUSIP No. 30162V102
SCHEDULE 13D
1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) Adesi 234 LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO; WC

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Nevada

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 74,723,635

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 74,723,635

11	Aggregate Amount Beneficially Owned by Each Reporting Person 74,723,635

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 48.5% (1)

14	Type of Reporting Person OO

(1) Calculations are based upon 150,698,864 shares of Common Stock of the Issuer outstanding, as of November 11, 2019, as reported in the Issuer’s Form 10-Q, plus 3,263,473 shares of Common Stock issuable upon conversion of Preferred Stock of the Issuer held by Ex-Sigma 2, LLC.

CUSIP No. 30162V102
SCHEDULE 13D
1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) HandsOn Fund 4 I LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Nevada

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 74,558,549

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 74,558,549

11	Aggregate Amount Beneficially Owned by Each Reporting Person 74,558,549

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 48.4% (1)

14	Type of Reporting Person OO

(1) Calculations are based upon 150,698,864 shares of Common Stock of the Issuer outstanding, as of November 11, 2019, as reported in the Issuer’s Form 10-Q, plus 3,263,473 shares of Common Stock issuable upon conversion of Preferred Stock of the Issuer held by Ex-Sigma 2, LLC.

CUSIP No. 30162V102
SCHEDULE 13D
1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) HOV Capital III LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Nevada

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 74,558,549

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 74,558,549

11	Aggregate Amount Beneficially Owned by Each Reporting Person 74,558,549

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 48.4% (1)

14	Type of Reporting Person OO

(1) Calculations are based upon 150,698,864 shares of Common Stock of the Issuer outstanding, as of November 11, 2019, as reported in the Issuer’s Form 10-Q, plus 3,263,473 shares of Common Stock issuable upon conversion of Preferred Stock of the Issuer held by Ex-Sigma 2, LLC.

CUSIP No. 30162V102
SCHEDULE 13D

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) Ex-Sigma 2 LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 74,558,549

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 74,558,549

11	Aggregate Amount Beneficially Owned by Each Reporting Person 74,558,549

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 48.4% (1)

14	Type of Reporting Person OO

(1) Calculations are based upon 150,698,864 shares of Common Stock of the Issuer outstanding, as of November 11, 2019, as reported in the Issuer’s Form 10-Q, plus 3,263,473 shares of Common Stock issuable upon conversion of Preferred Stock of the Issuer held by Ex-Sigma 2, LLC.

CUSIP No. 30162V102
SCHEDULE 13D

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) Ex-Sigma LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 74,558,549

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 74,558,549

11	Aggregate Amount Beneficially Owned by Each Reporting Person 74,558,549

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 48.4% (1)

14	Type of Reporting Person OO

(1) Calculations are based upon 150,698,864 shares of Common Stock of the Issuer outstanding, as of November 11, 2019, as reported in the Issuer’s Form 10-Q, plus 3,263,473 shares of Common Stock issuable upon conversion of Preferred Stock of the Issuer held by Ex-Sigma 2, LLC.

CUSIP No. 30162V102
SCHEDULE 13D

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) Surinder Rametra

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds PF

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 412,716

	9	Sole Dispositive Power 412,716

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 412,716

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 0.3% (1)

14	Type of Reporting Person IN

(1) Calculations are based upon 150,698,864 shares of Common Stock of the Issuer outstanding, as of November 11, 2019, as reported in the Issuer’s Form 10-Q.

CUSIP No. 30162V102
SCHEDULE 13D

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) Pidgin Associates LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds PF

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Nevada

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 288,901

	9	Sole Dispositive Power 288,901

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 288,901

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 0.2% (1)

14	Type of Reporting Person OO

(1) Calculations are based upon 150,698,864 shares of Common Stock of the Issuer outstanding, as of November 11, 2019, as reported in the Issuer’s Form 10-Q.

CUSIP No. 30162V102
SCHEDULE 13D

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) SoNino LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds PF

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Nevada

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 247,630

	9	Sole Dispositive Power 247,630

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 247,630

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 0.2% (1)

14	Type of Reporting Person OO

(1) Calculations are based upon 150,698,864 shares of Common Stock of the Issuer outstanding, as of November 11, 2019, as reported in the Issuer’s Form 10-Q.

CUSIP No. 30162V102
SCHEDULE 13D

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) Beigam Trust

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds PF

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Nevada

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 247,630

	9	Sole Dispositive Power 247,630

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 247,630

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 0.2% (1)

14	Type of Reporting Person OO

(1) Calculations are based upon 150,698,864 shares of Common Stock of the Issuer outstanding, as of November 11, 2019, as reported in the Issuer’s Form 10-Q.

CUSIP No. 30162V102
SCHEDULE 13D

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) Ron Cogburn

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds PF

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 198,757

	9	Sole Dispositive Power 198,757

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 198,757

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 0.1% (1)

14	Type of Reporting Person IN

(1) Calculations are based upon 150,698,864 shares of Common Stock of the Issuer outstanding, as of November 11, 2019, as reported in the Issuer’s Form 10-Q, plus 185,000 shares of Common Stock issuable upon settlement of restricted stock units and exercise of options held by the Reporting Person.

CUSIP No. 30162V102
SCHEDULE 13D

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) Shadow Pond LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds PF

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Nevada

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 178,844

	9	Sole Dispositive Power 178,844

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 178,844

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 0.1% (1)

14	Type of Reporting Person OO

(1) Calculations are based upon 150,698,864 shares of Common Stock of the Issuer outstanding, as of November 11, 2019, as reported in the Issuer’s Form 10-Q.

CUSIP No. 30162V102
SCHEDULE 13D

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) SunRaj LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds PF

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 110,058

	9	Sole Dispositive Power 110,058

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 110,058

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 0.1% (1)

14	Type of Reporting Person OO

(1) Calculations are based upon 150,698,864 shares of Common Stock of the Issuer outstanding, as of November 11, 2019, as reported in the Issuer’s Form 10-Q.

CUSIP No. 30162V102
SCHEDULE 13D

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) Rifles Trust

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds PF

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Nevada

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 82,543

	9	Sole Dispositive Power 82,543

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 82,543

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 0.1% (1)

14	Type of Reporting Person OO

(1) Calculations are based upon 150,698,864 shares of Common Stock of the Issuer outstanding, as of November 11, 2019, as reported in the Issuer’s Form 10-Q.

CUSIP No. 30162V102
SCHEDULE 13D

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) Andrej Jonovic

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds PF

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Serbia; Sweden

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 71,272

	9	Sole Dispositive Power 71,272

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 71,272

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 0% (1)

14	Type of Reporting Person IN

(1) Calculations are based upon 150,698,864 shares of Common Stock of the Issuer outstanding, as of November 11, 2019, as reported in the Issuer’s Form 10-Q.

SCHEDULE 13D

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) HandsOn 3, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds PF, OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Nevada

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 46,500

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 46,500

11	Aggregate Amount Beneficially Owned by Each Reporting Person 46,500

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 0% (1)

14	Type of Reporting Person OO

(1) Calculations are based upon 150,698,864 shares of Common Stock of the Issuer outstanding, as of November 11, 2019, as reported in the Issuer’s Form 10-Q.

CUSIP No. 30162V102
SCHEDULE 13D

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) Kanwar Chadha

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds PF

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 13,757

	9	Sole Dispositive Power 13,757

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 13,757

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 0% (1)

14	Type of Reporting Person IN

(1) Calculations are based upon 150,698,864 shares of Common Stock of the Issuer outstanding, as of November 11, 2019, as reported in the Issuer’s Form 10-Q.

CUSIP No. 30162V102

The information in this Amendment No. 8 to Schedule 13D (this “Eighth Amendment” or this “13D/A”) amends the Schedule 13D (the “Initial Schedule 13D”) filed with the U.S. Securities and Exchange Commission (the “SEC”) by Mr. Par Chadha, HandsOn Global Management, LLC, a Delaware limited liability company (“HGM”), Ex-Sigma 2 LLC, a Delaware limited liability company (“Ex-Sigma 2”), Ex-Sigma LLC, a Delaware limited liability company (“Ex-Sigma”), HOVS LLC, a Delaware limited liability company (“HOVS”), HandsOn Fund 4 I, LLC, a Nevada limited liability company (“HOF 4”), HOV Capital III, LLC, a Nevada limited liability company (“HOV 3”), HOV Services Ltd., an Indian limited company (“HOV Services”), Adesi 234 LLC, a Nevada limited liability company (“Adesi”), HOF 2 LLC, a Nevada limited liability company (“HOF 2” and together with Mr. Chadha, Ex-Sigma, Ex-Sigma 2, HGM, HOVS, HOV Services, HOF 4, HOV 3, and Adesi, the “Initial Reporting Persons”) on July 24, 2017, relating to the common stock, par value $0.0001 per share (the “Common Stock”), of Exela Technologies, Inc. (the “Issuer”), as amended by Amendment No. 1 to Schedule 13D filed by the Initial Reporting Persons on April 16, 2018, Amendment No. 2 to Schedule 13D filed by the Initial Reporting Persons and HandsOn 3, LLC, a Nevada limited liability company and an affiliate of the Initial Reporting Persons (“HOF 3 and together with the Initial Reporting Persons the “Amended Reporting Persons”)  on June 20, 2018, Amendment No. 3 to Schedule 13D filed by the Amended Reporting Persons on May 28, 2019, Amendment No. 4 to Schedule 13D filed by the Amended Reporting Persons on June 26, 2019, Amendment No. 5 to Schedule 13D filed by the Amended Reporting Persons and each of SoNino LLC, The Beigam Trust, The Rifles Trust, SunRaj LLC, Pidgin Associates LLC, Andrej Jonovic, Shadow Pond LLC, Ron Cogburn, Kanwar Chadha and Surinder Rametra (together with the Amended Reporting Persons, the “Reporting Persons”) on July 8, 2019, Amendment No. 6 to Schedule 13D filed by the Reporting Persons on July 18, 2019 and Amendment No. 7 to Schedule 13D filed by the Reporting Persons on October 30, 2019  (the “Prior Amendments”).  This Eighth Amendment is being filed to update the disclosures in Item 4.

Item 4 — Purpose of the Transaction

On November 27, 2019, Ex-Sigma 2 repaid in full the Loans that were secured by a pledge of its Shares in the Issuer.  As such, the Shares are no longer encumbered.

Ex-Sigma 2 is considering a distribution of its Shares to Ex-Sigma its sole equity holder, and Ex-Sigma may distribute some of all of such Shares to its equity holders in accordance with their interests (the “Distribution in Kind”).

HGM and its affiliates beneficially own 52.2% of the Common Stock.  Upon a Distribution in Kind, HGM’s beneficial ownership of Common Stock may decrease but it’s economic interest in the Common Stock will remain unchanged.  HGM continues to believe that the Common Stock is undervalued at its current levels and is exploring means to continue to acquire increased beneficial and economic ownership of the Common Stock.

CUSIP No. 30162V102

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this Eighth Amendment is true, complete and correct.

Dated: December 3, 2019

HANDSON GLOBAL MANAGEMENT, LLC

By:	/s/ Par Chadha
	Name:	Par Chadha
	Title:	Manager

HOVS LLC

By:	/s/ Jim Reynolds
	Name:	Jim Reynolds
	Title:	Manager

HANDSON FUND 4 I LLC

By:	/s/ Par Chadha
	Name:	Par Chadha
	Title:	Manager

HOV CAPITAL III LLC

By:	/s/ Par Chadha
	Name:	Par Chadha
	Title:	Manager

HOV SERVICES LTD

By:	/s/ Vik Negi
	Name:	Vik Negi
	Title:	Director

ADESI 234 LLC

By:	/s/ Par Chadha
	Name:	Par Chadha
	Title:	Manager

HOF 2 LLC

By:	/s/ Par Chadha
	Name:	Par Chadha
	Title:	Manager

EX-SIGMA 2 LLC

By:	/s/ Jim Reynolds
	Name:	Jim Reynolds
	Title:	President

EX-SIGMA LLC

By:	/s/ Jim Reynolds
	Name:	Jim Reynolds
	Title:	President

/s/ Par Chadha
Par Chadha

HANDSON 3, LLC

By:	/s/ Par Chadha
	Name:	Par Chadha
	Title:	Manager

SONINO LLC

By:	/s/ Jim Reynolds
	Name:	Jim Reynolds
	Title:	Manager

BEIGAM TRUST

By:	/s/ Sarah Jonovic
	Name:	Sarah Jonovic
	Title:	Trustee

RIFLES TRUST

By:	/s/ Ajit Singh Chadha
	Name:	Ajit Singh Chadha
	Title:	Trustee

SUNRAJ LLC

By:	/s/ Sunil Rajadhyksha
	Name:	Sunil Rajadhyksha
	Title:	Manager

/s/ Andrej Jonovic
Andrej Jonovic

SHADOW POND LLC

By:	/s/ Vik Negi
	Name:	Vik Negi
	Title:	Manager

/s/ Ron Cogburn
Ron Cogburn

/s/ Kanwar Chadha
Kanwar Chadha

/s/ Surinder Rametra
Surinder Rametra

PIDGIN ASSOCIATES LLC

By:	/s/ Xin Cheng
	Name:	Xin Cheng
	Title:	Manager